Exhibit 99.1 news release

Ovintiv Reports Third Quarter 2022 Financial and Operating Results

2022 Total Production Guidance Increased; Strong Returns to Shareholders and Net Debt Reduction Continue

Highlights:

•	Generated third quarter net earnings of $1.19 billion, Non-GAAP Cash Flow of $948 million and Non-GAAP Free Cash Flow of $437 million
•	Returned $387 million to shareholders in the third quarter via share buybacks and base dividends
•	Reduced Net Debt by $294 million during the third quarter; $991 million of Net Debt reduction year to date
•	Repurchased approximately $504 million of its senior notes in the open market during the third quarter; this will result in interest savings of approximately $30 million annually
•	Increased full year 2022 total production guidance by five thousand barrels of oil equivalent per day (“MBOE/d”) to 505 to 515 MBOE/d
•	Closed the previously announced divestitures of certain Uinta and Bakken assets
•

Received regulatory approval for the renewal of the Company’s Normal Course Issuer Bid (“NCIB”) program, which enables Ovintiv to purchase, for cancellation or return to treasury, up to approximately 25 million shares of common stock until October 2, 2023

•	Delivered third quarter total production of 516 MBOE/d, at the high end of Company guidance

DENVER, November 8, 2022 – Ovintiv Inc. (NYSE, TSX: OVV) (“Ovintiv” or the “Company”) today announced its third quarter 2022 financial and operating results. The Company plans to hold a conference call and webcast at 8:00 a.m. MT (10:00 a.m. ET) on November 9, 2022. Please see dial-in details within this release, as well as additional details on the Company's website at www.ovintiv.com.

“Our strong results in the third quarter highlight our continued execution across the business and demonstrate that our strategy continues to generate superior returns and substantial free cash flow,” said Ovintiv President and CEO, Brendan McCracken. “We have now bought back more than 5% of our shares outstanding and the combination of our strong portfolio, leading capital efficiency, and disciplined capital allocation is set to see us deliver durable cash returns that are higher than our E&P peers and the broader S&P 500.”

Third Quarter 2022 Financial and Operating Results

•	The Company reported net earnings of $1.19 billion after-tax, or $4.63 per diluted share in the third quarter.
•	Third quarter cash from operating activities was $962 million, Non-GAAP Cash Flow was $948 million and capital investment totaled $511 million, resulting in $437 million of Non-GAAP Free Cash Flow.
•

Third quarter total production was 516 MBOE/d, including 179 thousand barrels per day (“Mbbls/d”) of oil and condensate, 87 Mbbls/d of other NGLs and 1,500 million cubic feet per day (“MMcf/d”) of natural gas.

•

Total Costs were $17.16 per barrel of oil equivalent (“BOE”). Per unit costs were higher in the quarter due to higher electricity costs associated with higher-than-expected NYMEX natural gas prices and timing of activity related to discretionary workovers.

•

Excluding the impact of risk management losses, third quarter average realized prices were $90.29 per barrel for oil and condensate (99% of WTI), $31.49 per barrel for other NGLs (C2-C4) and $6.60 per thousand cubic feet (“Mcf”) for natural gas (80% of NYMEX) resulting in a total average realized price of $55.83 per BOE.

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2022 Guidance

Ovintiv’s full year capital investment is expected to total approximately $1.8 billion, at the high end of the previous capital guidance range. Total BOE volumes have increased to 505 to 515 MBOE/d, reflecting strong new well production performance from the Montney. Fourth quarter and full year 2022 oil and condensate production volumes have been adjusted to include the expected impact of production clean-up on returning oil volumes following the resolution of line pressure issues in the Anadarko and the decision to delay the completion of certain wells across the U.S. assets to preserve capital discipline. Full year total cost guidance remains unchanged. The guidance assumes commodity prices of $80/bbl for WTI oil and $7/Mcf for NYMEX natural gas for the fourth quarter.

	4Q 2022	FY 2022
Capital Investment ($ Millions)	$300 – $350	~$1,800
Total Production (MBOE/d)	515 – 525	505 – 515
Oil & Condensate (Mbbls/d)	172 – 175	174 – 176
Other NGLs (Mbbls/d)	87 – 89	84 – 86
Natural Gas (MMcf/d)	1,525 – 1,575	1,480 – 1,510
Total Costs (1) ($/MBOE)	$16.00 – $16.50	$16.35 – $16.60
1)	Total Costs is a non-GAAP measure as defined in Note 1. Total Costs per BOE is calculated using whole dollars and volumes.

Returns to Shareholders

In July 2022, Ovintiv increased its returns to shareholders from 25% to 50% of the previous quarter's Non-GAAP Free Cash Flow after base dividends through share buybacks.

In the third quarter of 2022, the Company delivered approximately $387 million to shareholders through its base dividend of approximately $62 million and share buybacks totaling approximately $325 million. Fourth quarter shareholder returns are expected to total approximately $250 million, consisting of share buybacks of approximately $188 million and base dividend payments of approximately $62 million, bringing total direct shareholder returns since the third quarter of 2021 to approximately $1.14 billion.

Share Buyback Program

During the third quarter, Ovintiv purchased for cancellation, approximately 6.7 million shares of common stock outstanding for a total consideration of approximately $325 million. As of September 30, 2022, the Company’s 2022 share repurchases totaled approximately 11.2 million shares of common stock at an average price of $47.55 per share, for a total of $531 million. Ovintiv has allocated approximately $188 million, or 50% of third quarter non-GAAP Free Cash Flow after base dividends, to share repurchases in the fourth quarter.

In September, the Company received regulatory approval for the renewal of its NCIB share repurchase program. This enables the Company to purchase, for cancellation or return to treasury, up to approximately 25 million shares of common stock (10% of common shares outstanding) until October 2, 2023. Using a November 4, 2022, closing price of $53.41, and assuming the repurchase of 25 million shares, the 2023 NCIB program would have a cash outlay of approximately $1.3 billion. In the event the Company meets its share repurchase limitation under the NCIB, it has the option to pursue alternative methods to repurchase additional shares.

Dividend Declared

On November 8, 2022, Ovintiv’s Board declared a quarterly dividend of $0.25 per share of common stock payable on December 30, 2022, to shareholders of record as of December 15, 2022.

Continued Focus on Balance Sheet Strength and Debt Reduction

Ovintiv remains committed to reducing Net Debt. At the end of the third quarter, Ovintiv’s Net Debt was approximately $3.6 billion, down $991 million since the start of the year, and Net Debt to Adjusted EBITDA was 0.9 times.

During the nine months ended September 30, 2022, the Company repurchased approximately $565 million in principal amount of its senior notes in the open market, which included approximately $229 million in principal amount of its 5.375 percent senior notes due in January 2026, approximately $151 million in principal amount of its 6.5 percent senior notes due in August 2034, approximately $72 million in principal amount of its 6.625 percent senior notes due in August 2037,

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approximately $58 million in principal amount of its 6.5 percent senior notes due in February 2038 and approximately $55 million in principal amount of its 5.15 percent senior notes due in November 2041.

As of September 30, 2022, the Company had $3.4 billion in total liquidity which included available credit facilities of $3.5 billion, available uncommitted demand lines of $296 million, and cash and cash equivalents of $18 million, net of outstanding commercial paper of $440 million.

Non-Core Asset Sales

In July 2022, Ovintiv announced it had reached agreements with two counterparties to sell portions of its assets located in the Uinta and Bakken basins. Both transactions closed during the third quarter. As of April 2022, the combined volumes from the divested assets totaled approximately 5.0 MBOE/d, including 4.9 Mbbls/d of oil and condensate.

Asset Highlights

Permian

Permian production averaged 116 MBOE/d (79% liquids) in the third quarter. The Company averaged three gross rigs, drilled 18 net wells, and had 21 net wells turned in line (TIL).

The Company plans to spend $650 to $700 million in the basin in 2022.

Anadarko

Anadarko production averaged 129 MBOE/d (63% liquids) in the third quarter. The Company averaged two gross rigs, drilled 13 net wells, and had 16 net wells TIL.

The Company plans to spend $350 to $400 million in the basin in 2022.

Montney

Montney production averaged 210 MBOE/d (23% liquids) in the third quarter. The Company averaged two gross rigs, drilled 12 net wells, and had 21 net wells TIL.

The Company plans to spend $300 to $350 million in the basin in 2022.

For additional information, please refer to the third quarter 2022 Results Presentation at: https://investor.ovintiv.com/presentations-events.

Conference Call Information

A conference call and webcast to discuss the Company’s third quarter results will be held at 8:00 a.m. MT (10:00 a.m. ET) on November 9, 2022. To participate in the call, please dial 888-664-6383 (toll-free in North America) or 416-764-8650 (international) approximately 15 minutes prior to the conference call. The live audio webcast of the conference call, including slides, supplemental information and financial statements, will be available on Ovintiv's website, www.ovintiv.com under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

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Capital Investment and Production

(for the three months ended September 30)	3Q 2022	3Q 2021
Capital Expenditures (1) ($ millions)	511	365
Oil (Mbbls/d)	133.4	136.8
NGLs – Plant Condensate (Mbbls/d)	46.0	51.9
Oil & Plant Condensate (Mbbls/d)	179.4	188.7
NGLs – Other (Mbbls/d)	86.9	84.9
Total Liquids (Mbbls/d)	266.3	273.6
Natural Gas (MMcf/d)	1,500	1,566
Total Production (MBOE/d)	516.3	534.7
(1)	Including capitalized directly attributable internal costs.

Third Quarter 2022 Summary

(for the three months ended September 30) ($ millions, except as indicated)	3Q 2022	3Q 2021
Cash From (Used In) Operating Activities Deduct (Add Back): Net change in other assets and liabilities Net change in non-cash working capital Current tax on sale of assets	962 (17) 31 -	812 (10) (23) -
Non-GAAP Cash Flow (1)	948	845
Non-GAAP Cash Flow Margin (1) ($/BOE)	19.96	17.17

Non-GAAP Cash Flow (1)	948	845
Less: Capital Expenditures (2)	511	365
Non-GAAP Free Cash Flow (1)	437	480

Net Earnings (Loss) Before Income Tax

Before-tax (Addition) Deduction:

Unrealized gain (loss) on risk management

Restructuring charges

Non-operating foreign exchange gain (loss)

Gain (loss) on debt retirement

	1,274 710 - (20) (21)	(71) (579) (2) (11) -
Adjusted Net Earnings (Loss) Before Income Tax Income tax expense (recovery)	605 236	521 130
Non-GAAP Operating Earnings (1)	369	391

(1) Non-GAAP Cash Flow, Non-GAAP Cash Flow Margin, Non-GAAP Free Cash Flow and Non-GAAP Operating Earnings are non-GAAP measures as defined in Note 1.

(2) Including capitalized directly attributable internal costs.

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Realized Pricing Summary

(for the three months ended September 30)	3Q 2022	3Q 2021
Liquids ($/bbl)
WTI	91.55	70.56
Realized Liquids Prices (1)
Oil	81.74	53.31
NGLs – Plant Condensate	75.73	59.34
Oil & Plant Condensate	80.20	54.97
NGLs – Other	31.49	23.86
Total NGLs	46.81	37.31

Natural Gas
NYMEX ($/MMBtu)	8.20	4.01
Realized Natural Gas Price (1) ($/Mcf)	1.85	3.02

(1)	Prices include the impact of realized gain (loss) on risk management.

(for the three months ended September 30) ($ millions, except as indicated)	3Q 2022	3Q 2021
Total Operating Expenses	2,176	1,789
Deduct (Add Back):
Market optimization operating expenses	1,021	808
Corporate & other operating expenses	-	1
Depreciation, depletion and amortization	291	297
Accretion of asset retirement obligation	4	5
Long-term incentive costs	44	31
Restructuring and legal costs	-	6
Current expected credit losses	-	-
Total Costs (1)	816	641
Divided by:
Production Volumes (MMBOE)	47.5	49.2
Total Costs (1) ($/BOE)	17.16	13.03
Drivers Included in Total Costs (1) ($/BOE)
Production, mineral and other taxes	2.29	1.57
Upstream transportation and processing	8.99	7.17
Upstream operating, excluding long-term incentive costs	4.49	2.85
Administrative, excluding long-term incentive, restructuring and legal costs, and current expected credit losses	1.39	1.44
Total Costs (1) ($/BOE)	17.16	13.03

Total Costs

(1)	Total Costs is a non-GAAP measure as defined in Note 1. Total Costs per BOE is calculated using whole dollars and volumes.

Debt to Adjusted Capitalization

($ millions, except as indicated)	September 30, 2022	December 31, 2021
Long-Term Debt, including current portion	3,618	4,786
Total Shareholders’ Equity	6,550	5,074
Equity Adjustment for Impairments at December 31, 2011	7,746	7,746
Adjusted Capitalization	17,914	17,606
Debt to Adjusted Capitalization (1)	20%	27%
(1)	Debt to Adjusted Capitalization is a non-GAAP measure as defined in Note 1.

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Hedge Volumes (1) as of September 30, 2022

Oil and Condensate Hedges ($/bbl)	4Q 2022	1Q 2023	2Q 2023	3Q 2023	4Q 2023
WTI Swaps Swap Price	5 Mbbls/d $60.16	-	-	-	-
WTI 3-Way Options Short Call Long Put Short Put	75 Mbbls/d $70.79 $60.82 $49.33	40 Mbbls/d $114.74 $65.00 $50.00	40 Mbbls/d $112.95 $65.00 $50.00	29 Mbbls/d $123.47 $66.72 $50.00	-

Natural Gas Hedges ($/Mcf)	4Q 2022	1Q 2023	2Q 2023	3Q 2023	4Q 2023
NYMEX Swaps Swap Price	365 MMcf/d $2.60	-	-	-	-
NYMEX 3-Way Options Short Call Long Put Short Put	410 MMcf/d $3.01 $2.75 $2.00	400 MMcf/d $10.46 $3.88 $2.75	400 MMcf/d $4.86 $3.13 $2.25	390 MMcf/d $7.72 $3.71 $2.51	100 MMcf/d $12.19 $4.00 $3.00
NYMEX Costless Collars Short Call Long Put	200 MMcf/d $2.85 $2.55	-	-	-	-
NYMEX Short Call Options Sold Call Strike	330 MMcf/d $2.38	-	-	-	-
Waha Basis Swaps Swap Price	30 MMcf/d (0.67)	30 MMcf/d (0.61)	30 MMcf/d (0.61)	30 MMcf/d (0.61)	30 MMcf/d (0.61)
AECO Basis Swaps Swap Price	-	260 MMcf/d ($1.07)	260 MMcf/d ($1.07)	260 MMcf/d ($1.07)	260 MMcf/d ($1.07)
AECO % NYMEX Swaps	200 MMcf/d 63%	50 MMcf/d 71%	50 MMcf/d 71%	50 MMcf/d 71%	50 MMcf/d 71%

1) Ovintiv also manages other key market basis differential risks for gas, oil, and condensate

Price Sensitivities for WTI Oil (1) ($MM)

WTI Oil Hedge Gains (Losses)
	$40	$50	$60	$70	$80	$90	$100	$110	$120
4Q 2022	$89	$75	$11	($14)	($73)	($146)	($220)	($293)	($367)
2023	$153	$153	$54	$0	$0	$0	$0	($29)	($86)
(1)	Hedge sensitivity estimates based on hedge positions as at 09/30/2022. Does not include impact of other hedge contract positions.

Price Sensitivities for NYMEX Natural Gas (1) ($MM)

NYMEX Natural Gas Hedge Gains (Losses)
	$2.00	$3.00	$4.00	$5.00	$6.00	$7.00	$8.00	$9.00	$10.00
4Q 2022	$59	($35)	($155)	($275)	($395)	($515)	($635)	($755)	($875)
2023	$125	$71	($1)	($21)	($50)	($88)	($141)	($208)	($279)
(1)	Hedge sensitivity estimates based on hedge positions as at 09/30/2022. Does not include impact of other hedge contract positions.

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Important information

Unless otherwise noted, Ovintiv reports in U.S. dollars and production, sales and reserves estimates are reported on an after-royalties basis. Unless otherwise specified or the context otherwise requires, references to Ovintiv or to the Company includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets.

•	Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production.
•	Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures.
•

Non-GAAP Operating Earnings is a non-GAAP measure defined as net earnings excluding non-recurring or non-cash items that Management believes reduces the comparability of the Company's financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains/losses debt retirement. Income taxes includes adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate. In addition, any valuation allowances are excluded in the calculation of income taxes.

•

Total Costs is a non-GAAP measure which includes the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive, restructuring and legal costs, and current expected credit losses. It is calculated as total operating expenses excluding non-upstream operating costs and non-cash items which include operating expenses from the Market Optimization and Corporate and Other segments, depreciation, depletion and amortization, impairments, accretion of asset retirement obligation, long-term incentive, restructuring and legal costs, and current expected credit losses. When presented on a per BOE basis, Total Costs is divided by production volumes. Management believes this measure is useful to the Company and its investors as a measure of operational efficiency across periods.

•

Net Debt is defined as long-term debt, including the current portion, less cash and cash equivalents. Adjusted EBITDA is defined as trailing 12-month net earnings (loss) before income taxes, DD&A, impairments, accretion of asset retirement obligation, interest, unrealized gains/losses on risk management, foreign exchange gains/losses, gains/losses on divestitures and other gains/losses. Net Debt to Adjusted EBITDA is a non-GAAP measure monitored by management as an indicator of the Company’s overall financial strength.

•

Debt to Adjusted Capitalization is a non-GAAP measure which adjusts capitalization for historical ceiling test impairments that were recorded as at December 31, 2011. Management monitors Debt to Adjusted Capitalization as a proxy for the Company’s financial covenant under the Credit Facilities which require debt to adjusted capitalization to be less than 60 percent. Adjusted Capitalization includes debt, total shareholders’ equity and an equity adjustment for cumulative historical ceiling test impairments recorded as at December 31, 2011, in conjunction with the Company’s January 1, 2012 adoption of U.S. GAAP.

ADVISORY REGARDING OIL AND GAS INFORMATION – The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation. The term “liquids” is used to represent oil, NGLs and condensate. The term “condensate” refers to plant condensate.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, except for statements of historical fact, that relate to the anticipated future activities, plans, strategies, objectives or expectations of the Company are forward-looking statements.  When used in this news release,

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the use of words and phrases including “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “focused on,” “forecast,” “guidance,” “intends,” “maintain,” “may,” “opportunities,” “outlook,” “plans,” “potential,” “strategy,” “targets,” “will,” “would” and other similar terminology is intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words or phrases.  Readers are cautioned against unduly relying on forward-looking statements which are based on current expectations and, by their nature, involve numerous assumptions that are subject to both known and unknown risks and uncertainties (many of which are beyond our control) that may cause such statements not to occur, or actual results to differ materially and/or adversely from those expressed or implied.  These assumptions include, without limitation: future commodity prices and basis differentials; the ability of the Company to access credit facilities and capital markets;  future foreign exchange rates; the Company’s ability to capture and maintain gains in productivity and efficiency; data contained in key modeling statistics; availability of attractive commodity or financial hedges; benefits from technology and innovation; assumed tax, royalty and regulatory regimes; expectations and projections made in light of the Company's historical experience; and the other assumptions contained herein.  Risks and uncertainties that may affect the Company’s financial or operating performance include: market and commodity price volatility; uncertainties, costs and risks involved in our operations, including hazards and risks incidental to both the drilling and completion of wells and the production, transportation, marketing and sale of oil, NGL and natural gas; availability of equipment, services, resources and personnel required to perform the Company’s operating activities; service or material cost inflation; our ability to generate sufficient cash flow to meet our obligations and reduce debt; the impact of a pandemic, epidemic or other widespread outbreak of an infectious disease (such as the ongoing COVID-19 pandemic) on commodity prices and the Company’s operations; our ability to secure adequate transportation and storage for oil, NGL and natural gas; interruptions to oil, NGL and natural gas production; discretion of the Company’s Board of Directors to declare and pay dividends; the timing and costs associated with drilling and completing wells; business interruption, property and casualty losses (including weather related losses) and the extent to which insurance covers any such losses; counterparty and credit risk; the actions of members of OPEC and other state-controlled oil companies with respect to oil, NGLs and natural gas production; the impact of changes in our credit rating and access to liquidity; changes in political or economic conditions in the United States and Canada; risks associated with technology, including electronic, cyber and physical security breaches; changes in royalty, tax, environmental, GHG, carbon, accounting and other laws or regulations or the interpretations thereof; our ability to timely obtain environmental or other necessary government permits or approvals; risks associated with existing and potential lawsuits and regulatory actions; risks related to the purported causes and impact of climate change; the impact of disputes arising with our partners; the Company’s ability to acquire or find additional oil and natural gas reserves; imprecision of oil and natural gas reserves estimates and estimates of recoverable quantities; risks associated with past and future acquisitions or divestitures; our ability to repurchase the Company’s outstanding shares of common stock; the existence of alternative uses for the Company’s cash resources which may be superior to the payment of dividends or share repurchases; land, legal, regulatory and ownership complexities inherent in the U.S., Canada; failure to achieve or maintain our cost and efficiency initiatives; risks and uncertainties described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q; and other risks and uncertainties impacting the Company’s business as described from time to time in the Company’s filings with the SEC or Canadian securities regulators.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

SOURCE: Ovintiv Inc.

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